Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clearwater Paper Corporation:

We consent to the use of our reports dated February 26, 2010, with respect to the balance sheets of Clearwater Paper Corporation as of December 31, 2009 and 2008, the related statements of operations, cash flows, stockholders’ equity, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington

February 4, 2011